EXHIBIT 21.1

List of Subsidiaries of Two Rivers Water & Farming

Company	State of Organ-ization	Ultimate Parent	Immediate Parent	Ownership %
TR Capital Partners, LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	100
TRWC, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming	100
HCIC Holdings, LLC	CO	Two Rivers Water & Farming Company	TRWC, Inc.	100
Huerfano-Cucharas Irrigation Company	CO	Two Rivers Water & Farming Company	HCIC Holdings	95
Two Rivers Water LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
Orlando Reservoir No. 2 Company, LLC	CO	Two Rivers Water LLC	TR Capital Partners, LLC	100
Two Rivers Farms LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
Two Rivers Farms F-1, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100
Two Rivers Farms F-2, Inc.	CO	Two Rivers Water & Farming	Two Rivers Farms LLC	100
Dionisio Farms & Produce, Inc.	CO	Two Rivers Water & Farming Company	Two Rivers Farms LLC	100
GrowCo, Inc.	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	100
GrowCo Partners 1, LLC	CO	Two Rivers Water & Farming Company	TR Capital Partners, LLC	67 (1)
GCP Super Units, LLC	CO	Two Rivers Water & Farming Company	Two Rivers Water & Farming	0 (2)
Water Redevelopment Company	DE	Two Rivers Water & Farming Company	Two Rivers Water & Farming Company	96

Notes:

(1)	TR Capital Partners owns 66.7% of the common units. External investors own 100% of the preferred units.

(2)	Two Rivers Water and Farming does not own any of the GCP Super Units. However, this entity is consolidated with Two Rivers under the variable interest entity rules of U.S. GAAP